Exhibit 5.1

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

January 13, 2025

Adagio Medical Holdings, Inc.

26051 Merit Circle, Suite 102

Laguna Hills, CA 92653

Ladies and Gentlemen:

We have acted as counsel to Adagio Medical Holdings, Inc. (f/k/a Aja Holdco, Inc.), a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “Registration Statement”) relating to the registration of (i) up to 23,239,933 shares (the “Additional Convertible Note Shares”) of common stock, $0.0001 par value per share, of the Company (the “Common Stock”) issuable upon the conversion of those certain 13% senior secured convertible notes (the "Convertible Notes") issued pursuant that certain securities purchase agreement, dated February 13, 2024, by and among the Company and certain investors named therein, and any assignment thereunder (the “Convertible Security Subscription Agreement”) and that certain note purchase agreement, dated February 13, 2024, by and among the Company, Adagio Medical, Inc., a Delaware corporation (“Adagio Medical”), and Perceptive Life Sciences Master Fund, Ltd (“Perceptive”), a Cayman Islands exempted company (the “2024 Bridge Financing Note Subscription Agreement” and together with the Convertible Security Subscription Agreement, the “Convert Subscription Agreements”) and (ii) up to 73,333 shares of Common Stock (the “Registration Delay Shares”) issued pursuant to the terms of the Convert Waiver, dated January 3, 2025, by and among the Company, Adagio Medical and holder thereto (the "Convert Waiver").

Pursuant to Rule 429, the prospectus contained in the Registration Statement (the “Prospectus”) also covers (i) up to 7,905,387 shares of Common Stock issuable upon conversion of the Convertible Notes (the “Original Convertible Note Shares” and, together with the Additional Convertible Note Shares, the “Convertible Note Shares”), and (ii) up to 600,000 shares of Common Stock (the “Convert Warrant Shares”) issuable upon exercise of those warrants to purchase shares of Common Stock, with an exercise price of $24.00 per share (the “Warrants”), issued pursuant to the Convertible Security Subscription Agreement, which securities were previously registered on the Company’s registration statement on Form S-1 initially filed the Commission on September 13, 2024 (File No. 333-282126).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have reviewed originals or copies of (a) the Registration Statement, (b) the Business Combination Agreement, dated as of February 13, 2024, by and among the Company, Arya Sciences Acquisition Corp IV, a Cayman islands exempted Company (“ARYA”), Adagio Medical, and the other parties thereto, as amended (the “Business Combination Agreement”), (c) the Company’s certificate of incorporation and bylaws, each as currently in effect, (d) the PIPE Subscription Agreements (e) the Convertible Security Subscription Agreement (f) the Convert Warrant Agreement, (g) the Convert Waiver and (h) the Registration Rights Agreement, dated as of July 31, 2024, by and between the Company, Perceptive Life Sciences Master Fund, Ltd. and each holder thereto (the “Convert Registration Rights Agreement” and together with the Business Combination Agreement, the Convertible Security Subscription Agreement,  the Convert Warrant Agreement, and the Convert Waiver, the “Transaction Documents”), and such other corporate records, agreements and documents of the Company, certificates or comparable documents of public officials and officers of the Company and have made such other investigations as we have deemed necessary as a basis for the opinions set forth below.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures; the legal capacity of natural persons; the authenticity of all documents submitted to us as originals; the conformity to original documents of all documents submitted to us as duplicates or conformed copies; and as to matters of fact, the truthfulness of the representations made in the Transaction Documents and the certificates or comparable documents of public officials and officers of the Company.

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.

The Convert Warrant Shares have been duly authorized by the Company and, when issued and paid for upon exercise of the Convert Warrants in accordance with the terms of the Convert Warrant Agreement and the Convert Warrants, will be validly issued, fully paid and nonassessable.

2.

The Convertible Note Shares have been duly authorized by the Company and, when issued and delivered upon conversion of the Convertible Notes in accordance with the terms of the Convertible Security Subscription Agreement, will be validly issued, fully paid and nonassessable.

3.

The Registration Delay Shares have been duly authorized by the Company, and, when issued and delivered in accordance with the terms of the Convert Waiver, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the General Corporation Law of the State of Delaware and we do not express any opinion herein concerning any other law. This opinion letter speaks only as of its date.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ REED SMITH LLP

Reed Smith LLP